                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              Eli Lilly and Company
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              Eli Lilly and Company
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                    [LOGO]

                             ELI LILLY AND COMPANY
                             LILLY CORPORATE CENTER
                          INDIANAPOLIS, INDIANA 46285

                                               March 14, 1994

Dear Shareholder:

  It is my pleasure to extend to you a cordial invitation to attend the 1994 Annual Meeting of Shareholders of Eli Lilly and Company on Monday, April 18, 1994. The meeting will be at the Indiana Convention Center, 100 South Capitol Avenue, Indianapolis, Indiana, at 11:00 a.m. Please complete and return the enclosed reply card if you plan to attend. An admittance card will be sent to shareholders who return the card.

  Your vote on these matters is very important. I urge you to sign, date, and return the enclosed proxy card in the envelope provided in order to be certain your shares are represented at the meeting, even if you plan to attend the meeting.

  The Notice of Annual Meeting of Shareholders and the Proxy Statement accompanying this letter describe the business we will consider at the meeting.

  I look forward to seeing you at the meeting.

                                  [Signature of Randall L. Tobias Appears Here]
                                          Randall L. Tobias
                                          Chairman of the Board and
                                          Chief Executive Officer

                             ELI LILLY AND COMPANY

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 18, 1994

  The Annual Meeting of Shareholders of Eli Lilly and Company will be held at the Indiana Convention Center, 100 South Capitol Avenue, Indianapolis, Indiana, on Monday, April 18, 1994, at 11:00 a.m. (eastern standard time), for the following purposes:

  1. To elect five directors of the Company, each for a three-year term;

  2. To consider and act upon a proposal recommended by the Board of Directors to approve the 1994 Lilly Stock Plan;

  3. To ratify the appointment by the Board of Directors of Ernst & Young as principal independent auditors for the year 1994; and

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Holders of common stock of record at the close of business on February 21, 1994, are entitled to notice of and to vote at the Annual Meeting. If you plan to attend the meeting, please complete the enclosed reply card and return it to the Company. An admittance card will be mailed to you.

                                    By order of the Board of Directors,

                                              Daniel P. Carmichael
                                              Secretary

March 14, 1994
Indianapolis, Indiana

- --------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR
IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN, AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED.
DIRECTIONS TO THE INDIANA CONVENTION CENTER AND INFORMATION CONCERNING PARKING WILL BE SENT TO SHAREHOLDERS WHO REQUEST AN ADMITTANCE CARD.

                             ELI LILLY AND COMPANY

                                PROXY STATEMENT

                               ----------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 18, 1994

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Eli Lilly and Company (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Monday, April 18, 1994, and at any adjournment thereof.

  The accompanying proxy may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing, or voting in person at the Annual Meeting.

  At the close of business on February 21, 1994, the record date for the Annual Meeting, there were outstanding and entitled to vote 292,665,649 shares of common stock of the Company. Each shareholder is entitled to one vote for each such share held of record on that date on all matters that are properly presented for action at the meeting. The Company has no other outstanding voting securities.

  A copy of the Company's Annual Report to Shareholders, including financial statements and a description of its operations for the year 1993, has been mailed to each shareholder under separate cover. That report is not incorporated in this Proxy Statement by reference.

  The principal executive offices of the Company are located at Lilly Corporate Center, Indianapolis, Indiana 46285. The approximate mailing date of this Proxy Statement and the accompanying proxy will be March 14, 1994.

                            1. ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

  Under the Company's Articles of Incorporation, the members of the Board of Directors are divided into three classes with approximately one-third of the directors standing for election each year for three-year terms. The terms of five of the present directors will expire at the 1994 Annual Meeting. The other directors listed below will continue to serve in their positions for the remainder of their terms. Two of the nominees for election as a director at this Annual Meeting, Alva O. Way and Richard D. Wood, were elected for three-year terms by the shareholders at the 1991 Annual Meeting. Kenneth L. Lay, Stephen A. Stitle, and Sidney Taurel have been serving under interim election by the Board.

  Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the five nominees in the absence of instructions to the contrary. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

  In the event any nominee for director declines or is unable to serve, it is intended either that the persons designated as proxies will vote for a substitute who will be designated by the Board of Directors or that the authorized number of directors will be reduced accordingly by the Board. The Board expects that each nominee named in the following table will be available for election.

                           POSITION WITH THE COMPANY OR PRINCIPAL          SERVED AS
         NAME                            OCCUPATION                  AGE DIRECTOR FROM
         ----              --------------------------------------    --- -------------
NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS ENDING IN 1997:
- ----------------------------------------------------------
Kenneth L. Lay, Ph.D.    Chairman of the Board and Chief Executive    51     1993
                          Officer, Enron Corp.
Stephen A. Stitle        Vice President, Corporate Affairs            48     1991
Sidney Taurel            Executive Vice President and President,      45     1991
                          Pharmaceutical Division
Alva O. Way              Chairman of the Board, IBJ Schroder Bank &   64     1980
                          Trust Company
Richard D. Wood          Retired Chairman of the Board, President,    67     1971
                          and Chief Executive Officer
DIRECTORS CONTINUING IN OFFICE UNTIL 1995:
- ------------------------------------------
Steven C. Beering, M.D.  President, Purdue University                 61     1983
James W. Cozad           Retired Chairman of the Board and Chief      67     1989
                          Executive Officer, Whitman Corporation
Ben F. Love              Retired Chairman of the Board and Chief      69     1989
                          Executive Officer, Texas Commerce
                          Bancshares, Inc.
Randall L. Tobias        Chairman of the Board and Chief Executive    51     1986
                          Officer

DIRECTORS CONTINUING IN OFFICE UNTIL 1996:
- ------------------------------------------
James M. Cornelius        Vice President, Finance and Chief Financial  50 1986
                           Officer
Karen N. Horn, Ph.D.      Chairman of the Board and Chief Executive    50 1987
                           Officer, Bank One, Cleveland, N.A.
J. Clayburn La Force,     Dean Emeritus, John E. Anderson Graduate     65 1981
 Jr., Ph.D.                School of Management, University of
                           California at Los Angeles
August M. Watanabe, M.D.  Vice President and President, Lilly          52 1994
                           Research Laboratories

  A brief summary of the recent business and professional experience of each nominee and director continuing in office is set forth below.

  Dr. Beering is President of Purdue University, a position he has held since 1983. He served as Dean of the Indiana University School of Medicine and Director of the Indiana University Medical Center from 1974 until 1983. Dr. Beering is a director of American United Life Insurance Company; Arvin Industries, Inc.; and NIPSCO Industries, Inc.

  Mr. Cornelius is Vice President, Finance and Chief Financial Officer of the Company, a position he has held since 1983. Mr. Cornelius has also served as Treasurer of the Company and as President of IVAC Incorporated, a subsidiary of the Company. Mr. Cornelius joined the Company in 1967. He is a director of CompuServe Incorporated.

  Mr. Cozad served as Chairman of the Board and Chief Executive Officer of Whitman Corporation from 1990 until his retirement in 1992. Prior to assuming that position, he served as Vice Chairman of the Board of Amoco Corporation ("Amoco"). Mr. Cozad joined Amoco Oil Company as Financial Vice President in 1969, was elected a Vice President of Amoco in 1971, and became Vice Chairman in 1983. Mr. Cozad is a director of GATX Corporation; Inland Steel Industries, Inc.; Sears, Roebuck & Co.; and Whitman Corporation.

  Mrs. Horn has served as Chairman of the Board and Chief Executive Officer of Bank One, Cleveland, N.A., since 1987. She was President of the Federal Reserve Bank of Cleveland from 1982 to 1987. Prior to serving in that position, she was Treasurer of Bell of Pennsylvania from 1978 to 1982 and Vice President of First National Bank of Boston from 1971 to 1978. Mrs. Horn is a director of The British Petroleum Company p.l.c., Rubbermaid Incorporated, and TRW Inc.

  Dr. La Force is Dean Emeritus of the John E. Anderson Graduate School of Management of the University of California at Los Angeles ("UCLA"), where he served as Dean from 1978 until he retired in 1993. He joined the faculty of UCLA in 1962 and served as Chairman of the Economics Department. Dr. La Force is a director of Blackrock Funds; Imperial Credit Industries, Inc.; Jacobs Engineering Group, Inc.; Payden and Rygel Fund; Provident Investment Counsel Funds; Rockwell International Corporation; Shearson VIP Fund; and The Timken Company.

  Mr. Lay is Chairman of the Board and Chief Executive Officer of Enron Corp., positions he has held since 1986 and 1985, respectively. He joined Enron as President and Chief Operating Officer in 1985. Prior to serving in that position, he was President and Chief Executive Officer of Houston Natural Gas from 1984 to 1985 and President, Chief Operating Officer, and a director of Transco Energy Company from 1981 to 1984. Mr. Lay is a director of Compaq Computer Corporation and Trust Company of the West.

  Mr. Love served as Chairman of the Board and Chief Executive Officer of Texas Commerce Bancshares, Inc., from 1972 until he retired in 1989. He is a director of Burlington Northern Inc., El Paso Natural Gas Company, and Mitchell Energy & Development Corp.

  Mr. Stitle was elected to the Board of Directors in 1991. He served as Vice President, Human Resources, from 1988 until March 1993 when he was elected to his present position of Vice President, Corporate Affairs. Mr. Stitle, who joined the Company in 1971, has served as President and General Manager of Eli Lilly Canada Inc. and as Secretary of the Company. Mr. Stitle is a director of National City Corporation and National City Bank, Indiana.

  Mr. Taurel was elected to the Board of Directors in 1991 and has served as Executive Vice President of the Company and President of its Pharmaceutical Division since January 1993. Mr. Taurel joined the Company in 1971 and has held management positions in the Company's operations in Brazil and Europe. He served as President of Eli Lilly International Corporation from 1986 until 1991 and as Executive Vice President of the Pharmaceutical Division from 1991 until 1993.

  Mr. Tobias, who has served as a director of the Company since 1986, became Chairman of the Board and Chief Executive Officer in June 1993. Prior to assuming this position, he served as Vice Chairman of the Board of American Telephone and Telegraph Company ("AT&T") from 1986 until 1993. In addition, Mr. Tobias served as Chairman and Chief Executive Officer of AT&T International (an AT&T subsidiary) from 1991 to 1993. Mr. Tobias is a director of Phillips Petroleum Company.

  Dr. Watanabe was elected to the Board of Directors and as a Vice President of the Company and President of Lilly Research Laboratories, a division of the Company, effective January 1994. He joined the Company in 1990 as Vice President of Lilly Research Laboratories and served as Group Vice President of Lilly Research Laboratories before being elected to his present position. Prior to joining the Company, Dr. Watanabe was a member of the faculty of the Indiana University School of Medicine from 1972 to 1990, where he served as Chairman of the Department of Medicine from 1983 through 1990.

  Mr. Way is Chairman of the Board of IBJ Schroder Bank & Trust Company, a position he has held since 1986. He also serves as a director of and consultant to Schroder plc, London, and related companies. Mr. Way served as Chairman of the Finance Committee of The Travelers Corporation from 1984 to 1986 and as President from February 1983 through 1984. He served as President of American Express Company from 1981 to 1983, having joined that company as Vice Chairman of the Board in 1979. Prior to joining American Express, he served in executive positions at General Electric Company. Mr. Way is a director of Gould, Inc.; McGraw-Hill, Inc.; Ryder System, Inc.; and Schroder plc.

  Mr. Wood served as Chief Executive Officer of the Company from April 1973 until his retirement in October 1991 and as its Chairman of the Board from April 1973 until June 1993. He also served as President of the Company from February 1972 until March 1973 and from January 1977 until his retirement. Mr. Wood joined the Company in 1950. He is a director of Amoco Corporation, Chemical Banking Corporation, The Chubb Corporation, and Dow Jones & Company, Inc.

  During 1993 the Board of Directors of the Company held 11 meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which the director served.

COMMITTEES OF THE BOARD OF DIRECTORS

  Committees of the Board of Directors were reorganized effective January 1994. The Audit Committee and the Public Policy Committee were retained; the Nominating Committee was replaced by the Committee on Directors and Corporate Governance; the Compensation Committee became the Compensation and Management Development Committee; and a Finance Committee was established. Information concerning the committees is set forth below.

  The Audit Committee is composed of Directors Way (Chairperson), Beering, Cozad, La Force, and Love. During 1993 the Audit Committee held four meetings. The Audit Committee annually recommends independent auditors for appointment by the Board of Directors, reviews the services to be performed by the independent auditors, and receives and reviews the reports submitted by them. It also determines the duties and responsibilities of the internal auditors, reviews the internal audit program, and receives and reviews reports submitted by the internal auditing staff.

  The Committee on Directors and Corporate Governance is composed of Directors Wood (Chairperson), Beering, Cozad, Horn, Lay, Love, Tobias, and Way. The Nominating Committee, which it replaced, held three meetings during 1993. The Committee on Directors and Corporate Governance recommends to the Board of Directors candidates for membership on the Board and Board committees. It also oversees matters of corporate governance. The Committee will consider nominees for the Board recommended by shareholders. Recommendations by shareholders should be forwarded to the Secretary of the Company and should identify the nominee by name and provide pertinent information concerning his or her background and experience. A shareholder recommendation must be received at least 90 days prior to the date of the Annual Meeting of Shareholders.

  The Compensation and Management Development Committee is composed of Directors Cozad (Chairperson), Horn, La Force, and Way. This Committee replaced the Compensation Committee, which held eight meetings during 1993. The Compensation and Management Development Committee establishes the compensation of executive officers and administers the Senior Executive Bonus Plan, the Deferred Compensation Plan, and the Company's management stock plans. The Committee also reviews the Company's management development programs and succession plans.

  The Finance Committee is composed of Directors Lay (Chairperson), Cozad, Horn, and Wood. The Committee reviews and makes recommendations to the Board of Directors and management on matters concerning both current and long-range financial strategy and planning, including, but not limited to, budgets, dividends, and borrowings.

  The Public Policy Committee is composed of Directors Horn (Chairperson), Beering, La Force, Love, Tobias, and Wood. During 1993 the Committee held four meetings. The Public Policy Committee reviews and makes recommendations to the Board of Directors concerning policies, practices, and procedures of the Company that relate to public policy, including, but not limited to, social, political, and economic issues.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors; the Named Executive Officers, listed on page 10; and all directors and executive officers as a group, as of February 1, 1994.

      NAME OF INDIVIDUALS OR IDENTITY OF GROUP     SHARES OWNED BENEFICIALLY(1)
      ----------------------------------------     ----------------------------
      Steven C. Beering, M.D......................             2,339
      Vaughn D. Bryson*...........................           167,019(2)
      James M. Cornelius..........................            77,615(3)
      James W. Cozad..............................             2,200
      Karen N. Horn, Ph.D.........................             2,100
      J. B. King..................................            22,264(4)
      J. Clayburn La Force, Jr., Ph.D.............             2,200
      Kenneth L. Lay, Ph.D........................             5,300
      Ben F. Love.................................             9,200
      Mel Perelman, Ph.D.**.......................           195,842(5)
      Stephen A. Stitle...........................            42,244(6)
      Sidney Taurel...............................            21,912(7)
      Randall L. Tobias...........................            26,000(8)
      August M. Watanabe, M.D.....................            11,131(9)
      Alva O. Way.................................             2,780(10)
      Richard D. Wood.............................           240,598(11)
      All directors and executive officers as a
       group
       (20 persons)...............................           540,685

- --------
   * Mr. Bryson resigned as President and Chief Executive Officer effective June 25, 1993, and as a director effective August 31, 1993.

  ** Dr. Perelman retired as a director and an officer effective December 3l, 1993.

 (1) Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person. The shares shown do not include the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 1, 1994: Mr. Bryson, 264,676 shares; Mr. Cornelius, 50,800 shares; Mr. King, 54,000 shares; Dr. Perelman, 136,502 shares; Mr. Stitle, 37,000 shares; Mr. Taurel, 51,022 shares; Dr. Watanabe, 2,250 shares; Mr. Wood, 250,000 shares; and all directors and executive officers as a group, 515,882 shares. The shares shown include shares credited to the accounts of certain of those persons listed in the table under The Lilly Employee Savings Plan ("Savings Plan"). No person listed in the table owns more than .082% of the outstanding common stock of the Company. All directors and executive officers as a group own .185% of the outstanding common stock of the Company.

 (2) Mr. Bryson's wife owns 1,000 shares of those shown in the table, and he disclaims any beneficial interest therein. Mr. Bryson has shared voting power and shared investment power with respect to the following shares that are included in the table: 16,584 shares owned by a family partnership of which he is a partner, 18,914 shares owned by a trust of which he is a trustee, and 6,416 shares owned by a foundation of which he is a director. The shares shown include 9,297 shares credited to his account under the Savings Plan.

 (3) Mr. Cornelius' wife and children own 8,988 shares of those shown in the table, and he disclaims any beneficial interest therein. The shares shown for Mr. Cornelius include 5,875 shares credited to his account under the Savings Plan.

 (4) The shares shown for Mr. King include 856 shares credited to his account under the Savings Plan.

 (5) Dr. Perelman has shared voting power and shared investment power with respect to the following shares that are included in the table: 9,491 shares owned by a foundation of which he is a director and 38,814 shares owned by a trust of which he is a trustee. The shares shown include 14,603 shares credited to his account under the Savings Plan.

 (6) Mr. Stitle's children own 526 shares of those shown in the table, and he disclaims any beneficial interest therein. The shares shown for Mr. Stitle include 4,870 shares credited to his account under the Savings Plan.

 (7) The shares shown for Mr. Taurel include 2,557 shares credited to his account under the Savings Plan.

 (8) Mr. Tobias' wife owns 1,000 shares of those shown in the table, and he disclaims any beneficial interest therein.

 (9) The shares shown for Dr. Watanabe include 460 shares credited to his account under the Savings Plan.

(10) Mr. Way's wife owns 180 shares of those shown in the table, and he disclaims any beneficial interest therein.

(11) Mr. Wood's wife owns 10,020 shares of those shown in the table, and he disclaims any beneficial interest therein.

  No director or executive officer is the beneficial owner of any securities of any of the Company's subsidiaries.

PRINCIPAL HOLDERS OF COMMON STOCK

  To the best of the Company's knowledge, and except as set out below, Lilly Endowment, Inc., is the only beneficial owner of more than 5% of the outstanding shares of common stock of the Company. The following table sets forth information regarding this ownership as of February 1, 1994:

                                                                        PERCENT
                                                      NUMBER OF SHARES    OF
         NAME AND ADDRESS                            BENEFICIALLY OWNED  CLASS
         ----------------                            ------------------ -------
     Lilly Endowment, Inc...........................     47,715,342     16.305
      2801 North Meridian Street
      Indianapolis, Indiana 46208

  The Endowment has sole voting and sole investment power with respect to these shares. The Endowment may be deemed to be a parent of the Company as that term is defined for purposes of the Securities Act of 1933. The Board of Directors of the Endowment is composed of Mr. Thomas H. Lake, Honorary Chairman; Mr. Thomas M. Lofton, Chairman and President; Otis R. Bowen, M.D.; Drs. William G. Enright, Earl B. Herr, Jr., and Herman B Wells; and Messrs. Byron P. Hollett, Eli Lilly II, and Eugene F. Ratliff. Drs. Bowen and Herr and Messrs. Hollett, Lake, Lilly, Lofton, and Ratliff are shareholders of the Company.

  As of February 1, 1994, National City Bank, Indiana ("NCBI"), held 20,951,159 shares of the Company's common stock (7.159% of the outstanding shares) in various fiduciary capacities. Over half of the shares are held by it as trustee under the Savings Plan, savings plans of affiliated companies, and the employee stock ownership plan. In addition, NCBI holds such shares for various parties in personal trusts, agency and custodial accounts, pension accounts, estates, and guardianships. NCBI has sole voting power with respect to 8,591,711 shares, shared voting power with respect to 46,868 shares, sole investment power with respect to 1,425,934 shares, shared investment power with respect to 3,475,468 shares, and the right to vote an additional 9,597,690 shares in the savings plans to the extent it is not instructed on how to vote such shares by plan participants.

DIRECTORS' COMPENSATION

  Each director who is not a salaried officer or employee of the Company receives a retainer of $1,875 per month. In addition, each such director receives $1,600 for each Board meeting attended and $1,600 for each Committee or other meeting attended if not held on the same day as a Board meeting. Each such director also is reimbursed for customary and usual traveling expenses incurred by reason of attendance at such meetings. Employee directors receive no additional compensation for service on the Board of Directors or Committees.

  Under the Directors' Deferred Compensation Plan, each director who is not an employee of the Company may elect each year to defer all or part of his or her director's fees (but not less than $1,000) by filing an irrevocable election with the Company before the beginning of the year or such shorter period for which the election may be effective. Each participating director has the option to have the deferred compensation credited to an account that receives a Company credit on all amounts deferred at an annual rate that is 2% above the prime interest rate or to an account that is measured by the value of the Company's common stock and receives a Company credit in an amount equal to the dividends that would be payable if the shares in the account were held of record by the director. The amount in each participating director's account, including the accrued Company credit, will be paid in accordance with the payment option selected by the participating director at the time the irrevocable election is made. Under the Plan, a participating director may elect to receive either lump sum or installment payments (not exceeding 10 installments). There are alternate payment provisions for cases of death and hardship. The aggregate amount of the Company credit accrued during 1993 for the participating directors was $75,878.

  Each director who has never been a full-time employee of the Company participates in the Non-Employee Directors' Deferred Stock Plan. Under the Plan, the Company credits annually on the first business day in December to the account of each participating director 300 shares of the Company's common stock. These shares are not issued or transferred until the director's death or retirement or resignation from the Board. In addition, the Company credits to the director's account an amount equal to the dividends that would be payable on the credited shares if the shares were actually held of record by the director. The director is entitled to a Company credit on the dividend amounts at an annual rate that is 2% above the prime interest rate. Receipt of the dividend amounts and Company credit is deferred until the director's death or retirement or resignation from the Board. The director may elect to receive the shares and cash in his or her Plan accounts, including the Company credit, in lump sum or installment payments (not exceeding 10 installments). There are alternate payment provisions for cases of death and hardship. The shares credited to the directors' accounts are included in the table on page 6.

  In lieu of participating in the Non-Employee Directors' Deferred Stock Plan, each director who is a former full-time employee of the Company receives additional annual cash compensation equal to the closing price of 300 shares of the Company's common stock on the first business day in December. The amount is payable the earlier of July 1 of the year following the award or the date of the director's death or retirement or resignation from the Board, except that the director may elect to defer receipt of the award.

  Each director or former director who has served as a director for at least five years, is not a salaried employee of the Company, and is not eligible to receive benefits under The Lilly Retirement Plan is entitled to receive retirement benefits under The Lilly Non-Employee Directors' Retirement Plan. Monthly benefits under this non-contributory plan are payable beginning the month following retirement as a director and are equal to the monthly retainer in effect on the retirement date. Directors who served 15 years or more receive benefits for life. Directors who served five years or more, but less than 15 years, receive benefits for a time period equal to their length of service as a director. The Plan also provides for monthly payments to the spouse of a deceased director based on the length of service of the director.

EXECUTIVE COMPENSATION

Summary Compensation Table

  The following Summary Compensation Table shows the compensation paid to Messrs. Bryson and Tobias, both of whom served as Chief Executive Officer of the Company for part of 1993, and the four most highly compensated executive officers other than Messrs. Bryson and Tobias who were serving as executive officers as of December 31, 1993 ("Named Executive Officers"). The compensation of the Named Executive Officers is reported for each of the last three years, except for Mr. Tobias, who did not become an executive officer of the Company until 1993.

                           SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                                                         COMPENSATION
                        ANNUAL COMPENSATION                AWARDS(2)
                -----------------------------------  ---------------------
NAME AND                                                   NUMBER OF
PRINCIPAL                              OTHER ANNUAL  SECURITIES UNDERLYING  ALL OTHER
POSITION        YEAR  SALARY  BONUS(1) COMPENSATION     OPTIONS GRANTED    COMPENSATION
- --------------  ---- -------- -------- ------------  --------------------- ------------
Randall L.      1993 $503,182 $418,861   $787,709(3)        200,000        $   25,650(4)
 Tobias*
 Chairman of
 the Board and
 Chief
 Executive
 Officer
Mel Perelman,   1993  581,700  430,287        -0-            50,000           750,003(5)
 Ph.D.**        1992  560,700  320,935     16,409            20,000            26,914(6)
 Executive      1991  518,700  502,973     27,595            18,000            31,122(6)
 Vice
 President and
 President,
 Lilly
 Research
 Laboratories
Sidney Taurel   1993  540,000  430,287        -0-           110,000            46,689(7)
 Executive      1992  438,000  320,935     11,523            20,000            21,024(6)
 Vice           1991  378,000  343,061     14,884            15,000            22,680(6)
 President and
 President,
 Pharmaceutical
 Division
James M.        1993  537,900  321,140        386            35,000            57,198(8)
 Cornelius      1992  519,900  320,935        -0-            18,000            34,955(9)
 Vice           1991  483,900  502,973        -0-            18,000            29,034(6)
 President,
 Finance and
 Chief
 Financial
 Officer
J. B. King      1993  423,600  209,888        251            30,000            37,202(10)
 Vice           1992  408,600  209,755      5,655            12,000            27,472(11)
 President and  1991  378,600  343,061     10,605            12,000            29,998(12)
 General
 Counsel
Vaughn D.       1993  480,000  341,021        -0-           150,000         2,338,331(13)
 Bryson***      1992  720,000  511,204      3,516            40,000            34,560(6)
 President and  1991  626,250  648,725      1,150            25,000            37,575(6)
 Chief
 Executive
 Officer

- --------
   * Mr. Tobias was elected Chairman of the Board and Chief Executive Officer of the Company effective June 25, 1993. He has served as a director of the Company since 1986.

  ** Dr. Perelman retired as a director and an officer of the Company effective December 31, 1993.

 *** Mr. Bryson resigned as President and Chief Executive Officer of the
    Company effective June 25, 1993. He resigned as a director and retired as an employee of the Company effective August 31, 1993.

 (1) Includes amounts awarded both in cash under the Senior Executive Bonus Plan and in Company common stock under the performance award program. No stock was awarded under the performance award program for 1992 or 1993.

 (2) During the years indicated, restricted stock was not awarded, stock appreciation rights were not granted, and long-term incentive pay was not paid to the named individuals. Mr. King held 6,000 shares of restricted stock valued at $356,250 as of December 31, 1993.

 (3) Includes the following amounts that were paid either directly to third parties or to Mr. Tobias pursuant to the Company's relocation plan in connection with his move from New Jersey to Indiana: relocation costs and expenses, $382,385; reimbursement of taxes payable by him on the relocation costs and expenses paid by the Company, $270,670; relocation allowance, $125,000.

 (4) Amount paid to Mr. Tobias for service as a director of the Company prior to being elected Chairman of the Board and Chief Executive Officer.

 (5) Company contribution to Dr. Perelman's account in the Savings Plan, $27,922; pay for vacation not taken at the time of retirement, $119,381; special payment of one year's salary at the rate in effect in December 1993 under the Company's voluntary early retirement program, $602,700.

 (6) Company contribution to the named individual's account in the Savings
     Plan.

 (7) Company contribution to Mr. Taurel's account in the Savings Plan, $25,920; pay in lieu of vacation, $20,769.

 (8) Company contribution to Mr. Cornelius' account in the Savings Plan, $25,819; pay in lieu of vacation, $31,379.

 (9) Company contribution to Mr. Cornelius' account in the Savings Plan, $24,955; pay in lieu of vacation, $10,000.

(10) Company contribution to Mr. King's account in the Savings Plan, $20,333; pay in lieu of vacation, $16,869.

(11) Company contribution to Mr. King's account in the Savings Plan, $19,613; pay in lieu of vacation, $7,859.

(12) Company contribution to Mr. King's account in the Savings Plan, $22,716; pay in lieu of vacation, $7,282.

(13) Company contribution to Mr. Bryson's account in the Savings Plan, $23,040; pay for vacation not taken at the time of retirement, $44,239; reimbursement for professional fees paid by Mr. Bryson for advisors he retained in connection with his early retirement, $150,000; payment made to Mr. Bryson in connection with his early retirement, $2,121,052. A description of the compensation paid Mr. Bryson pursuant to an agreement in connection with his early retirement is set forth in the Compensation and Management Development Committee Report and under the heading Retirement Plan. The retirement agreement also includes customary covenants to not solicit customers and employees, to cooperate with the Company in connection with any investigation or claim involving the Company, and to maintain the confidentiality of business information.

Stock Option Grants

  The following table provides information on stock options granted in 1993 to the Named Executive Officers pursuant to the 1989 Lilly Stock Plan.

                  OPTION SHARES GRANTED IN LAST FISCAL YEAR(1)

                                      INDIVIDUAL GRANTS
- ----------------------------------------------------------------------------------------------
                            NUMBER OF    % OF TOTAL OPTION
                           SECURITIES     SHARES GRANTED   EXERCISE OR              GRANT DATE
                           UNDERLYING      TO EMPLOYEES     BASE PRICE  EXPIRATION   PRESENT
      NAME               OPTIONS GRANTED  IN FISCAL YEAR   PER SHARE(2)    DATE      VALUE(3)
      ----               --------------- ----------------- ------------ ----------- ----------
Randall L. Tobias.......     200,000           5.28           $46.19     7/18/03(4) $2,108,000
Mel Perelman, Ph.D. ....      50,000           1.32            47.06      1/1/99(5)    507,000
Sidney Taurel...........      50,000           1.32            47.06     4/21/03(6)    507,000
                              60,000           1.58            57.56    12/19/03(7)    853,200
James M. Cornelius......      35,000           0.92            47.06     4/21/03(6)    354,900
J. B. King..............      30,000           0.79            47.06     4/21/03(6)    304,200
Vaughn D. Bryson........     150,000           3.96            47.06     4/21/03(8)  1,521,000

- --------
(1) Stock appreciation rights were not granted during 1993.
(2) Market price of the Company's common stock on the date of grant.
(3) These values were established using the Black-Scholes stock option valuation model that was modified to include dividends. Assumptions used to calculate the Grant Date Present Value of all option shares granted during 1993 were:
  (a) Expected Volatility--The variance in the percent change in daily stock price during the six-month period immediately preceding each grant, which ranged from 26.05 to 29.28%.
  (b) Risk Free Rate of Return--The average monthly rate for 10-year U.S. Treasury obligations during the month of each grant as published in the Federal Reserve Statistical Release, which ranged from 5.77 to 5.97%.
  (c) Dividend Yield--The yield calculated by dividing the annualized dividend rate of the Company's common stock in the amount of $2.42 per share by the fair market value of the stock on the date of grant, which resulted in assumed dividend yields ranging from 4.2 to 5.2%.
  (d) Time of Exercise--The maximum exercise period for each grant at the time of the grant, which was 10 years.
  The valuation model was not adjusted for non-transferability, risk of forfeiture, or the vesting restrictions of the options. The Company does not believe that the Black-Scholes model, whether modified or not modified, or any other valuation model, is a reliable method of computing the present value of the Company's employee stock options. The value ultimately realized, if any, will depend on the amount that the market price of the stock exceeds the exercise price on the date of exercise.
(4) These options will become exercisable July 19, 1996.
(5) These options became exercisable January 1, 1994.
(6) These options will become exercisable April 22, 1996.
(7) These options will become exercisable January 2, 1997.
(8) These options became exercisable September 1, 1993.

Stock Option Exercises and Option Values

  The following table contains information concerning stock options exercised during 1993 and stock options unexercised at the end of 1993 with respect to the Named Executive Officers.

           AGGREGATED OPTION SHARES EXERCISED IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION VALUES(1)

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED,
                          NUMBER OF            OPTIONS AT FISCAL YEAR     IN-THE-MONEY OPTIONS
                           SHARES                        END              AT FISCAL YEAR END(2)
                          ACQUIRED    VALUE   ------------------------- -------------------------
      NAME               ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----               ----------- -------- ----------- ------------- ----------- -------------
Randall L. Tobias ......      -0-         -0-       -0-      200,000           -0-   $2,662,000
Mel Perelman, Ph.D. ....    8,734    $221,098    48,502       88,000    $  547,150      622,000
Sidney Taurel...........    4,425     167,960    36,022      145,000       485,988      738,400
James M. Cornelius......      -0-         -0-    35,000       71,000       309,320      435,400
J. B. King..............      -0-         -0-    42,000       54,000       653,720      373,200
Vaughn D. Bryson........    4,324      42,761   264,676          -0-     2,286,685          -0-

- --------
(1) Stock appreciation rights were not exercised during 1993 and no stock appreciation rights were outstanding on December 31, 1993.
(2) Represents the amount by which the market price of the Company's common stock exceeded the exercise prices of unexercised options on December 31, 1993.

Long-Term Incentive Awards

  The following table provides information on long-term performance awards granted in 1993 to the Named Executive Officers pursuant to the 1989 Lilly Stock Plan.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                     ESTIMATED FUTURE PAYMENTS
                                                    UNDER NON-STOCK PRICE BASED
                                        PERFORMANCE           PLANS(2)
                             NUMBER OF    PERIOD    ---------------------------
                               SHARES      UNTIL    THRESHOLD  TARGET  MAXIMUM
       NAME                  AWARDED(1)   PAYOUT    # SHARES  # SHARES # SHARES
       ----                  ---------- ----------- --------- -------- --------
Randall L. Tobias...........   8,400      2 years     5,400    8,400    19,000
Mel Perelman, Ph.D.(3)......   3,625      2 years     2,575    3,625    10,000
Sidney Taurel...............   3,625      2 years     2,575    3,625    10,000
James M. Cornelius..........   3,100      2 years     2,150    3,100     8,700
J. B. King..................   2,075      2 years     1,350    2,075     7,000
Vaughn D. Bryson............     -0-          -0-       -0-      -0-       -0-

- --------
(1) Represents the targeted award amount payable in February 1995 if earned for the fiscal years 1993-1994 award period.
(2) Payouts are determined by the aggregate earnings per share (EPS) level for the award period. The target amount will be paid if 100% of the targeted EPS is achieved; the threshold amount will be paid if at least 96% of targeted EPS is achieved; and the maximum amount will be paid if 112% or more of the targeted EPS is achieved. No payment will be made unless at least 96% of the targeted EPS level is achieved.
(3) Dr. Perelman retired before the end of the award period. The amount of payment, if any, will be subject to the determination of the Compensation and Management Development Committee.

Compensation and Management Development Committee Report

  The Compensation and Management Development Committee (the "Committee"), consisting entirely of non-employee directors, establishes the salaries of executive officers of the Company and administers the Senior Executive Bonus Plan, the Deferred Compensation Plan, and the Company's stock plans covering executive officers. The Committee assumed these responsibilities from the Compensation Committee, which the Committee replaced beginning in 1994. Compensation Committee members during 1993 were: Directors Tobias (Chairperson until he resigned to become Chairman of the Board and Chief Executive Officer of the Company on June 25), Cozad (Chairperson June 25 through December 31), Conrades, Horn, La Force, and Way.

 A. Executive Compensation Policy

  Overview. The Committee's executive compensation policy is founded on principles that guide the Company in establishing all its compensation programs. The Company designs compensation programs to attract, retain, and motivate highly talented individuals at all levels of the organization. In addition, the programs are designed to be cost-effective and to treat all employees fairly. To that end, all programs, including those for executives, share these characteristics:

  . Compensation of Lilly employees is based on the level of job responsibility, the individual's level of performance, his or her experience, and Company performance. Members of management have a greater portion of their pay based on Company performance than do non-management employees.

  . Compensation also reflects the value of the job in the marketplace. To retain its highly skilled work force, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

  . To link employee incentives to shareholder value, the Company provides employees at all levels of the organization the opportunity for equity ownership. Employees worldwide are given the opportunity to own Lilly stock through the Company's savings plans and the GlobalShares stock option program. In addition, executives and other key employees worldwide have the opportunity to build more substantial equity ownership through the management stock plans.

  . Management compensation is designed to foster the long-term focus required for success in the research-based pharmaceutical industry.

  The Committee believes that the Company's executive compensation program reflects the fundamental principles described above and provides executives strong incentives to maximize Company performance and therefore enhance shareholder value. The program consists of both annual and long-term elements. Each of the four main elements is individually described below. However, the Committee believes that the compensation package should be viewed as a whole in order to properly assess its appropriateness.

  In establishing total compensation, the Committee considers a variety of measures of Company performance, both historical and projected. This review includes such measures as sales, net income, return on shareholders' equity, return on sales, return on assets, manufacturing costs as a percentage of sales, earnings per share, and total shareholder return. This data forms the basis for the Committee's assessment of the overall performance and prospects of the Company that underpins the Committee's judgment in establishing total compensation ranges. In addition, as described below, both the Senior Executive Bonus ("SEB") Plan and Performance Awards are formula-driven based on specific corporate performance measures that are established prior to the award.

  The Committee also compares the Company's total compensation package (and, to the extent comparable, the individual elements) with those of 10 global pharmaceutical companies of comparable size and stature to the Company that constitute the "Peer Group" for the Performance Graph on page 19. The Peer Group companies are identified in a footnote to the Performance Graph. The Committee uses the Peer Group data primarily as benchmarks to ensure that the Company's total compensation package is both competitive and reasonable. To maintain competitiveness, total compensation is within the broad middle range of comparative pay. To assure reasonableness, the Committee seeks to maintain total pay ranges in line with those of comparably performing companies. The Committee does not, however, target a specific position in the range of comparative data for each individual or for each element of compensation. Individual amounts are based not only on the comparative data but also on such factors as length of service with the Company and in the position, prior experience, and the Committee's judgment as to individual contribution. These factors are not assigned specific mathematical weights.

  Annual Compensation. Annual compensation consists of two elements--base salary and an award under the SEB Plan. Base salaries are generally reviewed for all employees on 18-month cycles. Under the SEB Plan, cash bonuses are paid to executives based on percentages of the Company's consolidated annual net income after taxes and annual net sales. The formulas are structured such that the larger portion of the bonus amounts will be determined by net income. Before the beginning of each year the Committee selects the SEB Plan participants and determines their level of participation for the year.

  In establishing 1993 annual compensation, the Committee's intent was to set total annual compensation within the middle range of the Peer Group companies. The percentage of total annual compensation that is performance-based was also targeted to be within the middle range. With respect to individual compensation amounts, the Committee also considered internal relativity, length of service, and individual performance.

  Long-Term Compensation. For many years, the Company's management compensation policies have emphasized incentives that foster the long-term focus necessary for continued success in the research-based pharmaceutical business. The Company has also emphasized the importance of substantial equity ownership by management to ensure proper focus on shareholder value. In 1993, this policy was given even greater emphasis with a revision of the performance award program and the grant of larger stock options.

  Consistent with past practice, in 1992 the Committee granted to management one-year performance awards under the 1989 Lilly Stock Plan ("1989 Plan") for the 1993 award year. The awards, payable in Company common stock after withholding taxes, were structured as a schedule of dollar amounts of Company common stock based on achievement by the Company of specific earnings per share levels for 1993. However, during the year, the Committee determined that a longer-term award structure would provide a more effective incentive for management to maximize long-term shareholder value; therefore, it amended the awards to cover the two-calendar-year period 1993 and 1994. Earnings per share levels were adjusted accordingly, such that the awards will pay out only if specified levels of aggregate earnings per share for the two-year period are achieved. Also, the Committee changed the award schedule from dollar amounts of Company common stock to specified numbers of shares of Company common stock. This change ties the ultimate value of the awards to the recipient even more closely to Company common stock price performance. Overall, the size of the amended awards was comparable to the previous one-year awards based on the Company common stock price at the time of the amendment. The ultimate size of the awards (if any awards are paid) could vary substantially from previous awards depending on movement in the price of Company common stock. Individual award size was determined by the recipient's level of responsibility and performance.

  For many years, stock options have been an important part of the performance-based compensation of Company management. Stock options provide a strong incentive to increase shareholder value, since Company stock options have value only if the stock price increases over time. The Company's 10-year options, priced at the market price on the date of grant, ensure that management is oriented to growth over the long term and not simply to short-term profits. In addition, the options create an incentive to remain with the Company for the long term because they carry a three-year vesting period and, if not exercised, are forfeited if the employee leaves the Company before retirement. Stock options have traditionally been granted broadly and deeply within the organization, extending to approximately 1,700 management and professional employees. In 1993, the Company expanded this practice in two ways. First, under a new stock option program called GlobalShares, approximately 31,000 employees--substantially all the Company's non-management work force worldwide--were granted 10-year options to purchase 100 shares of the Company's common stock at the market price as of the time of grant. Second, 1993 grants to management and professional employees under the 1989 Plan were substantially increased in size from previous grants. The Committee felt the increases were appropriate for several reasons: (i) to increase the proportion of total management pay linked to shareholder value; (ii) to increase the long-term focus of management pay; and (iii) to keep total pay competitive despite a slowdown in cash compensation increases attributable to slower earnings growth. Individual option grant sizes were determined based on the same factors as performance awards; additionally, with respect to executive officers, the Committee reviewed the size of options previously granted to the individuals.

  Adjustments for Restructuring. Reported earnings for fourth quarter 1993 were reduced by a series of strategic actions resulting in restructuring, special, and other charges totaling approximately $1.2 billion before taxes. The actions included a voluntary early-retirement program that resulted in approximately 2,600 retirements worldwide, consolidation and rationalization of certain manufacturing operations, and the restructuring of various other operations. Consistent with past practice, the Committee adjusted the incentive formulas under the 1993 SEB Plan awards and the 1993-94 Performance Awards to eliminate the effect of the charges. The Committee believes that employees should not be penalized by the implementation of strategic business actions that reduce current earnings but prepare the Company for enhanced competitiveness in the future. The Company made a comparable adjustment to 1993 awards under the Contingent Compensation Plan, the Company's cash bonus plan that covers the majority of its U.S.-based work force.

  Deductibility Cap on Executive Compensation. Beginning in 1994, a new federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation provided certain shareholder approval and other requirements are met. The Committee determined that the Company should seek to qualify future stock option and performance award compensation under the 1994 Lilly Stock Plan as "performance-based compensation." Accordingly, the 1994 Plan being submitted to the shareholders in this Proxy Statement is intended to meet the requirements of the new law and thereby preserve full deductibility of both stock option and performance award compensation expense. The Committee decided to defer final action with respect to qualifying the SEB Plan under the new law. The Committee noted that there are uncertainties in application of the new law to the SEB Plan that could, among other things, restrict the Committee's flexibility to adjust SEB awards to reflect acquisitions, divestitures, and other major corporate, accounting, or legal changes affecting sales and net income. The Committee believes that the SEB Plan must be sufficiently flexible to allow the Committee to adjust awards appropriately for the effect of such unusual events on reported financial results. This flexibility is especially important in 1994 in light of the Company's recently-announced decision to divest its medical devices and diagnostics businesses. The anticipated loss of deductibility attributable to 1994 SEB awards would have an insignificant effect on the Company's 1994 tax liability.

 B. Chief Executive Officer Compensation

  Vaughn D. Bryson resigned as President and Chief Executive Officer of the Company on June 25, 1993, and resigned as a director and retired as an employee of the Company effective August 31, 1993. The Board of Directors elected Randall L. Tobias to serve as Chairman of the Board and Chief Executive Officer effective June 25, 1993.

  Vaughn D. Bryson

  Because of the 18-month salary review cycle adopted by the Company in 1992, Mr. Bryson's salary was maintained at the 1992 level, which was below the mid-range of salaries paid to CEOs in the Peer Group. However, in December 1992 the Committee took actions intended to link Mr. Bryson's total compensation more closely to Company performance. The Committee increased the amount of SEB that would be paid to Mr. Bryson for 1993 if the Company met its projected sales and net income goals. The Committee also established performance criteria for a performance award for Mr. Bryson for 1993 but no payment was earned under the terms of the award. Further, in 1993 the Committee granted Mr. Bryson an option to purchase 150,000 shares of the Company's common stock at $47.06 per share, the market price of the stock on the date of grant. The option has a 10-year exercise period. In determining the size of the grant, the Committee considered the number of shares subject to options already held by Mr. Bryson and internal relativity. The Committee also determined that the grant was reasonable in relation to the number of option shares granted in 1992 and early 1993 to Chief Executive Officers in the Peer Group.

  The Committee took additional action in connection with Mr. Bryson's early retirement as an employee of the Company. The Committee approved an agreement to pay to Mr. Bryson the following amounts, which represent the net present value of the projected (a) salary of Mr. Bryson for the period September 1993 through December 1994, $964,297; (b) SEB for the period September 1993 through December 1994, $1,104,441; (c) contribution by the Company to Mr. Bryson's account in the Company's Savings Plan for the period September 1993 through December 1994, $46,287; and (d) premium for Company-provided term life insurance for the period September 1993 through December 1994, $6,027. Mr. Bryson deferred the monthly retirement compensation owed to him until January 1995. At that time, he will receive enhanced monthly payments. In taking this action, the Committee considered the fact that Mr. Bryson would have been eligible for full retirement benefits if he had remained an employee until October 1994. See the discussion under Retirement Plan for the retirement benefits that will be payable to Mr. Bryson. In addition, Mr. Bryson was reimbursed $150,000 for professional fees paid by him to advisors he retained in connection with his early retirement. The Company also amended outstanding stock options held by Mr. Bryson to provide that they would remain exercisable for the remainder of their original terms.

  Randall L. Tobias

  Mr. Tobias' initial base salary (at the annual rate of $984,000) was set so as to be within the middle range relative to persons in similar positions in the Peer Group and at selected other Fortune 500 companies. In setting the base salary, the Committee also recognized Mr. Tobias' election as Chairman in addition to being Chief Executive Officer.

  Consistent with the goal of linking a greater portion of management's compensation to Company performance, the Committee established Mr. Tobias' 1993 SEB formula at a level such that if the Company achieved targeted sales and earnings, the performance-based bonus would approximate 45% of combined salary and bonus. Within the Peer Group, performance-based bonuses represent an average of approximately 40% of combined salary and bonus.

  In July, the Committee granted Mr. Tobias an option to purchase 200,000 shares of the Company's common stock at $46.19, the market price of the stock on the date of the grant. In determining the size of the grant, the Committee considered option grants to other Chairpersons and Chief Executive Officers in the Peer Group and those in industry at large, including various value estimations which indicated that Mr. Tobias' grant was within the middle range of grants in the companies surveyed. The Committee felt the size of the grant was sufficient to give Mr. Tobias a substantial equity position that would provide appropriate incentives to increase long-term shareholder value.

  The Committee also provided Mr. Tobias a performance award to be earned over the two-year period 1993 and 1994. If earnings per share performance targets are achieved, the award will pay out 8,400 shares of the Company's common stock in 1995. In determining the size of the award, the Committee considered internal relativity and the size of similar awards granted to CEOs in the Peer Group. The award was within the middle range of other Peer Group awards.

               Compensation and Management Development Committee
                          James W. Cozad, Chairperson
       Karen N. Horn, Ph.D. J. Clayburn La Force, Jr., Ph.D. Alva O. Way

PERFORMANCE GRAPH

  The following performance graph compares the cumulative total shareholder return on the Company's common stock with Standard & Poor's 500 Stock Index, Standard & Poor's Health Care Drug Index, and the Peer Group* for the years 1989 through 1993. The graph is constructed on the assumption that $100 was invested on December 31, 1988, in each of the Company's common stock, the S&P 500 Stock Index, the S&P Health Care Drug Index, and the Peer Group common stock.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN**
 AMONG LILLY, S&P 500 STOCK INDEX, S&P HEALTH CARE DRUG INDEX, AND PEER GROUP


                                     [ART]


                        FISCAL YEARS ENDED DECEMBER 31

                      1988         1989         1990         1991         1992         1993
                      ----         ----         ----         ----         ----         ----
      Lilly           $100         $164         $179         $210         $158         $162
      S&P 500          100          132          128          166          179          197
      S&P Drug         100          150          171          282          226          206
      Peer Group       100          143          173          285          238          218


- --------
   *The Company has elected to replace the S&P Health Care Drug Index with a Peer Group constructed by the Company as the industry index for purposes of the performance graph. This Peer Group, which consists of 10 companies in the pharmaceutical industry, provides a broader representation of companies in the pharmaceutical industry than the S&P Health Care Drug Index and consists of the same companies used by the Company to compare compensation of executive officers. The companies included in the Peer Group are Abbott Laboratories; American Cyanamid Company; American Home Products Corporation; Bristol-Myers Squibb Company; Glaxo Holdings p.l.c.; Merck & Co.; Pfizer, Inc.; SmithKline Beecham p.l.c.; The Upjohn Company; and Warner-Lambert Company.

  **Total return assumes reinvestment of dividends.

RETIREMENT PLAN
                               PENSION PLAN TABLE

   AVERAGE ANNUAL                                    YEARS OF SERVICE
 EARNINGS (HIGHEST           ----------------------------------------------------------------
5 OF LAST 10 YEARS)             5        10       15       20       25       30        35
- -------------------          -------- -------- -------- -------- -------- -------- ----------
     $  700,000............. $ 48,245 $ 96,490 $144,735 $192,985 $241,230 $289,585 $  337,720
        900,000.............   62,290  124,580  186,865  249,155  311,445  373,735    436,025
      1,100,000.............   76,330  152,665  228,995  305,330  381,660  457,995    534,325
      1,300,000.............   90,375  180,750  271,125  361,505  451,880  542,255    632,630
      1,500,000.............  104,420  208,840  313,255  417,675  522,095  626,515    730,935
      1,700,000.............  118,460  236,925  355,390  473,850  592,315  710,775    829,240
      1,900,000.............  132,505  265,010  397,515  530,025  662,530  795,035    927,540
      2,100,000.............  146,550  293,100  439,650  586,195  732,745  879,295  1,025,845
      2,300,000.............  160,595  321,185  481,780  642,370  802,965  963,555  1,124,150

  The Pension Plan Table sets forth a range of annual retirement benefits for graduated levels of average annual earnings (consisting of Salary plus Bonus as set forth in the Summary Compensation Table on page 10) and years of service for the life of a retired employee, assuming retirement at age 65 with a 50% survivor income benefit. The amounts shown in the table are not subject to deduction for social security benefits.

  The years of service credited to four of the Named Executive Officers are Dr. Perelman, 35 years; Mr. Taurel, 22 years; Mr. Cornelius, 26 years; and Mr. King, 6 years. Mr. Tobias was credited with 15 years of service at the time he became an employee of the Company in June 1993.

  Mr. Bryson had completed 32 years of service at the time of his retirement on August 31, 1993. He will receive retirement compensation commencing in January 1995, at which time he will receive a monthly payment calculated pursuant to The Lilly Retirement Plan ("Retirement Plan") and the Excess Benefits Plan plus an additional payment by the Company that will result in a total annual pension payment in the amount of $720,000, subject to adjustment from time to time subsequent to August 31, 1993, for cost-of-living increases received by other retirees under the Plans.

  Section 415 of the Internal Revenue Code ("Code") generally places a limit of $118,800 on the amount of annual pension benefits that may be paid at age 65 from a plan such as the Company's Retirement Plan. The Code also places a $9,240 limit, subject to adjustment by the Internal Revenue Service, on annual contributions by an employee to the Company's Savings Plan and, in addition, imposes a combined limitation when an employee is covered by both types of plans. Under an unfunded plan adopted in 1975, however, the Company will make payments as permitted by the Code to any employee who is a participant in the Retirement Plan or the Savings Plan in an amount equal to the difference, if any, between the benefits that would have been payable under such plans without regard to the limitations imposed by the Code and the actual benefits payable under such plans as so limited.

                  2. PROPOSAL TO APPROVE 1994 LILLY STOCK PLAN

  The Board of Directors has adopted, subject to shareholder approval, the 1994 Lilly Stock Plan (the "1994 Plan"). The 1994 Plan will replace the 1989 Lilly Stock Plan, which expires on April 17, 1994. The Board believes that over the years the Company's stock plans have benefited the shareholders by allowing the Company to attract and retain key employees who have the ability to enhance the value of the Company and by aligning the interests of key employees with those of the shareholders through increased stock ownership. The Board therefore recommends approval of the 1994 Plan.

  Approval of this proposal requires the affirmative vote of a majority of the Company's shares present, or represented, and entitled to vote. Shares voted for the proposal and shares represented by returned proxies that do not contain instructions to vote against the proposal or to abstain from voting will be counted as shares cast for the proposal. Shares will be counted as cast against the proposal if the shares are voted either against the proposal or to abstain from voting. Broker non-votes will not change the number of votes cast for or against the proposal and will not be treated as shares entitled to vote.

  The following plan summary is qualified in its entirety by reference to the full text of the 1994 Plan, which is attached to this Proxy Statement as Exhibit A.

GENERAL INFORMATION

  The 1994 Plan will be administered by the Compensation and Management Development Committee of the Board (the "Committee"), which will be authorized to grant to key employees up to 12,500,000 shares of the Company's common stock ("Lilly Stock") in the form of stock options, performance awards, and restricted stock. The 1994 Plan will become effective upon approval by the shareholders and will expire on the fifth anniversary of its effective date unless terminated earlier or extended by the Board.

AUTHORITY OF COMMITTEE

  The 1994 Plan will be administered and interpreted by the Committee, each member of which must be a "disinterested person" within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee will select persons to receive grants from among the eligible employees, determine the types of grants and number of shares to be awarded to grantees, and set the terms, conditions, and provisions of the grants consistent with the 1994 Plan. The Committee may establish rules for administration of the 1994 Plan.

ELIGIBLE EMPLOYEES

  The Committee will select grantees from among the officers, executives, and other key management, professional, and administrative employees of the Company and its subsidiaries. Currently, approximately 1,700 employees would be eligible, including 12 executive officers, 15 officers, and five directors. The number of eligible employees and grantees can be expected to vary from year to year.

SHARES SUBJECT TO PLAN

  Subject to adjustment as described below, a maximum of 12,500,000 shares of Lilly Stock may be issued or transferred for grants under the 1994 Plan. The shares may be unissued shares or treasury shares. Payment of cash in lieu of shares is deemed an issuance or transfer of the shares for purposes of determining the maximum number of shares available for grants under the 1994 Plan as a whole or with respect to any individual grantee. In the event of a stock split, stock dividend, spin-off, or other relevant change affecting Lilly Stock, adjustments may be made to the number of shares available for grants and to the number of shares and price under outstanding grants made before the event.

GRANTS UNDER THE 1994 PLAN

  Stock Options. The Committee may grant nonqualified options and Incentive Stock Options ("ISOs"). The Committee shall establish the option price, which may not be less than 100% of the fair market value of the stock on the date of grant. The term of the option and the period during which it may be exercised are also established by the Committee, provided that the term may not exceed 10 years. The option price may be satisfied in cash or, if permitted by the Committee, by delivering to the Company previously-acquired Lilly Stock having a fair market value equal to the option price. No grantee may receive options for more than 750,000 shares under the 1994 Plan during any three consecutive calendar years.

  Performance Awards. The Committee may grant performance awards under which payment would be made in shares of Lilly Stock, cash, or both if the financial performance of the Company or a subsidiary, division, or other unit of the Company ("Business Unit") selected by the Committee meets certain financial goals during an award period. The financial goals are established by the Committee and are limited to earnings per share, net income, divisional income, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges. The Committee also establishes the award period (four or more consecutive fiscal quarters), the maximum payment value of an award, and the minimum financial performance required before a payment is made. Awards may be denominated either in shares of Lilly Stock ("Stock Performance Awards") or in dollar amounts ("Dollar Performance Awards"). The maximum number of shares that may be received by an individual in payment of Stock Performance Awards in any calendar year is 30,000. As to Dollar Performance Awards, the maximum payment to an individual in any calendar year is $2,000,000. The Committee can elect to pay cash in lieu of part or all of shares of Lilly Stock payable under an award, and such cash payment shall be deemed a payment of shares (based on the Lilly Stock value on the payment date) for purposes of determining compliance with the maximum payment limitation for Stock Performance Awards. In order to receive payment, a grantee must remain employed by the Company to the end of the award period, except that the Committee may make complete or partial exceptions to that rule.

  At any time prior to payment, the Committee can adjust awards for the effect of unforeseen events that have a substantial effect on the performance goals and would otherwise make application of the performance goals unfair. However, no adjustment may be made that would cause payment of the award to fail to be fully deductible by the Company under Section 162(m) of the Code.

  Restricted Stock Grants. The Committee may also issue or transfer shares under a restricted stock grant. The grant would set forth a restriction period during which the grantee must remain in the employment of the Company. The stock certificate would be held by the Company in escrow until the restriction period lapses. If the grantee's employment terminates during the period, the grant would terminate and the shares would be returned to the Company. However, the Committee could provide complete or partial exceptions to that requirement as it deems equitable. The grantee could not dispose of the shares prior to the expiration of the restriction period. During this period, the grantee would be entitled to vote the shares and receive dividends. Upon lapse of the restrictions, the stock certificate would be delivered to the grantee.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTIONS

  The grant of a stock option will not result in taxable income at the time of grant for the optionee or the Company. The grantee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising a nonqualified stock option, the grantee will recognize ordinary income in the amount by which the fair market value exceeds the option price; the Company will be entitled to a deduction for the same amount. The treatment to a grantee of a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or a nonqualified stock option. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding periods have been satisfied.

OTHER INFORMATION

  The Board may amend the 1994 Plan as it deems advisable, except that shareholder approval is required for any amendment that would otherwise cause the 1994 Plan not to comply with Rule 16b-3 under the Exchange Act. In addition, no amendment can withdraw from the Committee the right to select grantees from among eligible employees. The Committee may amend outstanding grants consistent with the 1994 Plan if the amendment does not impair the grantee's rights or upon the agreement of the grantee.

  In the event of a Change of Control (as defined in Article 9 of the 1994
Plan), in order to preserve all of the Grantee's rights the following shall occur, unless the Committee expressly provides otherwise in the grant agreement: (i) any outstanding stock options not already exercisable shall become immediately exercisable; (ii) any restriction periods on restricted stock grants shall immediately lapse; (iii) outstanding performance awards will be vested and paid out on a prorated basis, based on the maximum award opportunity and the number of months elapsed compared to the total number of months in the award period; and (iv) in the event of termination of employment of a grantee of stock option within two years after the Change of Control, the option will remain exercisable for three months after such termination, provided that no option may be extended beyond a 10-year total term.

  Subject to shareholder approval of the 1994 Plan, the Committee intends to grant the following performance awards for the 1994-95 award period. The awards would be paid in February 1996 if specified levels of aggregate earnings per share (EPS) for the two-year period are achieved. No payment will be made if the threshold level of aggregate EPS is not achieved.

                                                              NUMBER OF SHARES
                                                             -------------------
                        NAME AND POSITION                    THRESHOLD  MAXIMUM
                        -----------------                    ---------  -------
      Randall L. Tobias, Chairman of the Board and Chief
       Executive Officer...................................     5,400     19,000
      Sidney Taurel, Executive Vice President..............     2,575     10,000
      James M. Cornelius, Vice President, Finance and Chief
       Financial Officer...................................     2,150      8,700
      J. B. King, Vice President and General Counsel.......     1,350      7,000

  The Committee has not yet made determinations as to performance awards for the executive officer group as a whole or the non-executive officer group. In 1993, the Committee granted the following performance awards under the 1989 Lilly
Stock Plan ("1989 Plan") to those groups:

                                                              NUMBER OF SHARES
                                                             -------------------
            GROUP                                            THRESHOLD  MAXIMUM
            -----                                            --------- ---------
      Executive Officers (12 persons)......................    20,075     88,925
      Non-Executive Officer Employees......................   271,485  1,115,095

  The Committee has made no determinations with respect to grants of stock options under the 1994 Plan. During 1993, stock options were granted under the 1989 Plan to the Named Executive Officers as set forth in the table on page 12 entitled "Option Shares Granted in Last Fiscal Year." Also during 1993, the Committee granted stock options under the 1989 Plan for 770,000 shares to all executive officers as a group at a weighted average exercise price of $47.65 per share and 3,020,595 shares to non-executive officer employees as a group at an exercise price of $47.06 per share.

  Similarly, the Committee has made no determinations regarding the award of restricted stock grants under the 1994 Plan. In 1993, the Committee granted restricted stock grants under the 1989 Plan for an aggregate of 69,000 shares to 16 individuals, including a grant of 10,000 shares to one executive officer. The restriction periods vary from two to seven years from the date of grant. No Named Executive Officer received a restricted stock grant in 1993.

  The closing price of Lilly Stock on the New York Stock Exchange on March 2, 1994, was $56.375 per share.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE 1994 LILLY STOCK PLAN.

      3. PROPOSAL TO RATIFY APPOINTMENT OF PRINCIPAL INDEPENDENT AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Ernst & Young as principal independent auditors for the Company for the year 1994. In accordance with the By-laws of the Company, this appointment will be submitted to the shareholders for ratification. Ernst & Young served as the principal independent auditors for the Company in 1993. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they desire to do so.

  Ratification of this appointment requires that the number of votes cast in favor of ratification exceed the number of votes cast opposing ratification. Only votes cast for or against ratification will be counted, except that the accompanying proxy will be voted in favor of ratification in the absence of instructions to the contrary. Abstentions and broker non-votes will not change the number of votes cast for or against the proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS PRINCIPAL INDEPENDENT AUDITORS FOR THE YEAR 1994.

                                4. OTHER MATTERS

  As of the date of this Proxy Statement, the management of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those described in this Proxy Statement. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to those matters, and the persons named in the accompanying form of proxy intend to vote that proxy to the extent entitled in accordance with their best judgment.

  All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by telegraph, or by mail. The Company may retain D. F. King & Co., Inc., to assist in the solicitation of proxies. If retained, the firm will solicit proxies by personal interview, telephone, telegraph, and mail. It is anticipated that the fee for those services will not exceed $18,000 plus reimbursement of customary out-of-pocket expenses.

  The Corporation Trust Company has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Annual Meeting.

  Under the federal securities laws, Company directors, certain officers, and 10% shareholders are required to report to the Securities and Exchange Commission, by specific due dates, transactions and holdings in the Company's stock. The Company believes that during 1993 all these filing requirements were satisfied, except for one report of Eugene L. Step, a retired officer and director, reporting two transactions in Company stock, which was filed 10 business days late, and one report of Eurelio M. Cavalier, a retired divisional officer, reporting three transactions in Company stock, which was filed eight business days late.

 Shareholder Proposals for 1995 Annual Meeting

  The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the 1995 Annual Meeting of Shareholders is November 14, 1994.

                                        By order of the Board of Directors,

                                                  Daniel P. Carmichael
                                                  Secretary

March 14, 1994

                                                                       EXHIBIT A

                                      1994

                                LILLY STOCK PLAN

  The 1994 Lilly Stock Plan ("1994 Plan") authorizes the Compensation and Management Development Committee ("Committee") to provide officers and other key executive, management, professional, and administrative employees of Eli Lilly and Company and its subsidiaries with certain rights to acquire shares of Eli Lilly and Company common stock ("Lilly Stock"). The Company believes that this incentive program will benefit the Company's shareholders by allowing the Company to attract, motivate, and retain key employees and by causing those employees, through stock-based incentives, to contribute materially to the growth and success of the Company. For purposes of the 1994 Plan, the term "Company" shall mean Eli Lilly and Company and its subsidiaries, unless the context requires otherwise.

1. ADMINISTRATION.

  The 1994 Plan shall be administered and interpreted by the Committee consisting of not less than three persons appointed by the Board of Directors of the Company from among its members. A person may serve on the Committee only if he or she (i) is not eligible and has not received a Grant under the 1994 Plan or the 1989 Plan for at least one year before his or her appointment and otherwise satisfies the definition of a "disinterested person" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) satisfies the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall determine the fair market value of Lilly Stock for purposes of the 1994 Plan. The Committee may, subject to the provisions of the 1994 Plan, from time to time establish such rules and regulations as it deems appropriate for the proper administration of the Plan. The Committee's decisions shall be final, conclusive, and binding with respect to the interpretation and administration of the 1994 Plan and any Grant made under it.

2. GRANTS.

  Incentives under the 1994 Plan shall consist of incentive stock options, nonqualified stock options, performance awards, and restricted stock grants (collectively, "Grants"). All Grants shall be subject to the terms and conditions set out herein and to such other terms and conditions consistent with the 1994 Plan as the Committee deems appropriate. The Committee shall approve the form and provisions of each Grant. Grants under a particular section of the 1994 Plan need not be uniform and Grants under two or more sections may be combined in one instrument.

3. ELIGIBILITY FOR GRANTS.

  Grants may be made to any employee of the Company who is an officer or other key executive, managerial, professional, or administrative employee, including a person who is also a member of the Board of Directors ("Eligible Employee"). The Committee shall select the persons to receive Grants ("Grantees") from among the Eligible Employees and determine the number of shares subject to any particular Grant.

4. SHARES AVAILABLE FOR GRANT.

  (a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of shares of Lilly Stock that may be issued or transferred under the 1994 Plan is 12,500,000. The shares may be authorized but unissued shares or treasury shares. The number of shares available for Grants at any given time shall be 12,500,000, reduced by the aggregate of all shares previously issued or transferred and of shares which may become subject to issuance or transfer under then-outstanding Grants. Payment in cash in lieu of shares shall be deemed to be an issuance of the shares for purposes of determining the number of shares available for Grants under the 1994 Plan as a whole or to any individual Grantee.

  (b) Adjustment Provisions. If any subdivision or combination of shares of Lilly Stock or any stock dividend, reorganization, recapitalization, or consolidation or merger with Eli Lilly and Company as the surviving corporation occurs, or if additional shares or new or different shares or other securities of the Company or any other issuer are distributed with respect to the shares of Lilly Stock through a spin off or other extraordinary distribution, the Committee shall make such adjustments as it determines appropriate in the number of shares of Lilly Stock that may be issued or transferred in the future under Sections 4(a), 5(f), and 6(f). The Committee shall also adjust as it determines appropriate the number of shares and Option Price in outstanding Grants made before the event.

5. STOCK OPTIONS.

  The Committee may grant options qualifying as incentive stock options under the Code ("Incentive Stock Options") and nonqualified options (collectively, "Stock Options"). The following provisions are applicable to Stock Options:

    (a) Option Price. The Committee shall determine the price at which Lilly Stock may be purchased by the Grantee under a Stock Option ("Option Price") which shall be not less than the fair market value of Lilly Stock on the date the Stock Option is granted (the "Grant Date"). In the Committee's discretion, the Grant Date of a Stock Option may be established as the date on which Committee action approving the Stock Option is taken or any later date specified by the Committee.

    (b) Option Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The period shall not exceed 10 years from the Grant Date.

    (c) Exercise of Option. A Grantee may exercise a Stock Option by delivering a notice of exercise to the Company or its representative as designated by the Committee, either with or without accompanying payment of the Option Price. The notice of exercise, once delivered, shall be irrevocable.

    (d) Satisfaction of Option Price. The Grantee shall pay or cause to be paid the Option Price in cash, or with the Committee's permission, by delivering shares of Lilly Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and shares. The Grantee shall pay the Option Price not later than 30 days after the date of a statement from the Company following exercise setting forth the Option Price, fair market value of Lilly Stock on the exercise date, the number of shares of Lilly Stock that may be delivered in payment of the Option Price, and the amount of withholding tax due, if any. If the Grantee fails to pay the Option Price within the 30-day period, the Committee shall have the right to take whatever action it deems appropriate, including voiding the option exercise. The Company shall not issue or transfer shares of Lilly Stock upon exercise of a Stock Option until the Option Price and any required withholding tax are fully paid.

    (e) Share Withholding. With respect to any nonqualified option, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of the nonqualified option by having the Company withhold shares of Lilly Stock having a fair market value equal to the amount of the withholding tax.

    (f) Limits on Individual Grants. No individual Grantee may be granted Stock Options under the 1994 Plan for more than 750,000 shares of Lilly Stock in any three consecutive calendar years.

    (g) Limits on Incentive Stock Options. The aggregate fair market value of the stock covered by Incentive Stock Options granted under the 1994 Plan or any other stock option plan of the Company or any subsidiary or parent of the Company that become exercisable for the first time by any employee in any calendar year shall not exceed $100,000. The aggregate fair market value will be determined at the Grant Date. An Incentive Stock Option shall not be granted to any Eligible Employee who, on the Grant Date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent of the Company.

6. PERFORMANCE AWARDS.

  The Committee may grant Performance Awards which shall be denominated at the time of grant either in shares of Lilly Stock ("Stock Performance Awards") or in dollar amounts ("Dollar Performance Awards"). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Committee, in shares of Lilly Stock ("Performance Shares"), or in cash or in any combination thereof, if the financial performance of the Company or any subsidiary, division, or other unit of the Company ("Business Unit") selected by the Committee meets certain financial goals established by the Committee for the Award Period. The following provisions are applicable to Performance Awards:

    (a) Award Period. The Committee shall determine and include in the Grant the period of time (which shall be four or more consecutive fiscal quarters) for which a Performance Award is made ("Award Period"). Grants of Performance Awards need not be uniform with respect to the length of the Award Period. Award Periods for different Grants may overlap. A Performance Award may not be granted for a given Award Period after one half (1/2) or more of such period has elapsed.

    (b) Performance Goals and Payment. Before a Grant is made, the Committee shall establish objectives ("Performance Goals") that must be met by the Business Unit during the Award Period as a condition to payment being made under the Performance Award. The Performance Goals, which must be set out in the Grant, are limited to earnings per share, divisional income, net income, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Committee). The Committee shall also set forth in the Grant the number of Performance Shares or the amount of payment to be made under a Performance Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 6(f)).

    (c) Computation of Payment. After an Award Period, the financial performance of the Business Unit during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance Award. If the Performance Goals are met or exceeded, the Committee shall certify that fact in writing and certify the number of Performance Shares or the amount of payment to be made under a Performance Award in accordance with the grant for each Grantee. The Committee, in its sole discretion, may elect to pay part or all of the Performance Award in cash in lieu of issuing or transferring Performance Shares. The cash payment shall be based on the fair market value of Lilly Stock on the date of payment (subject to Section 6(f)). The Company shall promptly notify each Grantee of the number of Performance Shares and the amount of cash, if any, he or she is to receive.

    (d) Revisions for Significant Events. At any time before payment is made, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur during an Award Period which have a substantial effect on the Performance Goals and which in the judgment of the Committee make the application of the Performance Goals unfair unless a revision is made; provided, however, that no such revision shall be made with respect to a Performance Award to the extent that the Committee determines the revision would cause payment under the Award to fail to be fully deductible by the Company under Section 162(m) of the Code.

    (e) Requirement of Employment. To be entitled to receive payment under a Performance Award, a Grantee must remain in the employment of the Company to the end of the Award Period, except that the Committee may provide for partial or complete exceptions to this requirement as it deems equitable in its sole discretion.

    (f) Maximum Payment. No individual may receive Performance Award payments in respect of Stock Performance Awards in excess of 30,000 shares of Lilly Stock in any calendar year or payments in respect of Dollar Performance Awards in excess of $2,000,000 in any calendar year. No individual may receive both a Stock Performance Award and a Dollar Performance Award for the same Award Period.

7. RESTRICTED STOCK GRANTS.

  The Committee may issue or transfer shares of Lilly Stock to a Grantee under a Restricted Stock Grant. Upon the issuance or transfer, the Grantee shall be entitled to vote the shares and to receive any dividends paid. The following provisions are applicable to Restricted Stock Grants:

    (a) Requirement of Employment. If the Grantee's employment terminates during the period designated in the Grant as the "Restriction Period," the Restricted Stock Grant terminates and the shares of Lilly Stock must be returned immediately to the Company. However, the Committee may provide for partial or complete exceptions to this requirement as it deems equitable.

    (b) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Lilly Stock except to a Successor Grantee under Section 10(a). Each certificate for shares issued or transferred under a Restricted Stock Grant shall be held in escrow by the Company until the expiration of the Restriction Period.

    (c) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse (i) upon the expiration of the Restriction Period if all conditions stated in Sections 7(a) and (b) have been met or (ii) as provided under Section 9(a)(ii). The Grantee shall then be entitled to delivery of the certificate.

8. AMENDMENT AND TERMINATION OF THE 1994 PLAN.

  (a) Amendment. The Company's Board of Directors may amend or terminate the 1994 Plan, subject to shareholder approval to the extent necessary for the continued applicability of Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act"), but no amendment shall withdraw from the Committee the right to select Grantees under Section 3.

  (b) Termination of 1994 Plan. The 1994 Plan shall terminate on the fifth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board.

  (c) Termination and Amendment of Outstanding Grants. A termination or amendment of the 1994 Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 10(e). The termination of the 1994 Plan shall not impair the power and authority of the Committee with respect to outstanding Grants. Whether or not the 1994 Plan has terminated, an outstanding Grant may be terminated or amended under Section 10(e) or may be amended (i) by agreement of the Company and the Grantee consistent with the 1994 Plan or (ii) by action of the Committee provided that the amendment is consistent with the 1994 Plan and is found by the Committee not to impair the rights of the Grantee under the Grant.

9. CHANGE OF CONTROL.

  (a) Effect on Grants. Unless the Committee shall otherwise expressly provide in the agreement relating to a Grant, upon the occurrence of a Change of Control (as defined below):

    (i) In the case of Stock Options, (y) each outstanding Stock Option that is not then fully exercisable shall automatically become fully exercisable until the termination of the option exercise period of the Stock Option (as modified by subsection (i)(z) that follows), and (z) in the event the Grantee's employment is terminated within two years after a Change of Control, his or her outstanding Stock Options at that date of termination shall be immediately exercisable for a period of three months following such termination, provided, however, that, to the extent the Stock Option by its terms otherwise permits a longer option exercise period after such termination, such longer period shall govern, and provided further that in no event shall a Stock Option be exercisable more than 10 years after the Grant Date;

    (ii) The Restriction Period on all outstanding Restricted Stock Grants shall automatically expire and all restrictions imposed under such Restricted Stock Grants shall immediately lapse; and

    (iii) Each Grantee of a Performance Award for an Award Period that has not been completed at the time of the Change of Control shall be deemed to have earned a minimum Performance Award equal to the product of (y) such Grantee's maximum award opportunity for such Performance Award, and (z) a fraction, the numerator of which is the number of full and partial months that have elapsed since the beginning of such Award Period to the date on which the Change of Control occurs, and the denominator of which is the total number of months in such Award Period.

  (b) Change of Control. For purposes of the 1994 Plan, a Change of Control shall mean the happening of any of the following events:

    (i) The acquisition by any "person," as that term is used in Sections 13(d) and 14(d) of the 1934 Act (other than (v) the Company, (w) any subsidiary of the Company, (x) any employee benefit plan or employee stock plan of the Company or a subsidiary of the Company or any trustee or fiduciary with respect to any such plan when acting in that capacity, (y) Lilly Endowment, Inc., or (z) any person who acquires such shares pursuant to a transaction or series of transactions approved prior to such transaction(s) by the Board of Directors of the Company) of "beneficial ownership," as defined in Rule 13d-3 under the 1934 Act, directly or indirectly, of 20% or more of the shares of the Company's capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Company (or which would have such voting power but for the application of the Indiana Control Share Statute) ("Voting Stock");

    (ii) the first day on which less than two-thirds of the total membership of the Board of Directors of the Company shall be Continuing Directors (as that term is defined in Article 13(f) of the Company's Articles of Incorporation);

    (iii) approval by the shareholders of the Company of a merger, share exchange, or consolidation of the Company (a "Transaction"), other than a Transaction which would result in the Voting Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the Voting Stock of the Company or such surviving entity immediately after such Transaction; or

    (iv) approval by the shareholders of the Company of a complete liquidation of the Company or a sale or disposition of all or substantially all the assets of the Company.

10. GENERAL PROVISIONS.

  (a) Prohibitions Against Transfer. Only a Grantee or his or her authorized legal representative may exercise rights under a Grant. Such persons may not transfer those rights. The rights under a Grant may not be disposed of by transfer, alienation, pledge, encumbrance, assignment, or any other means, whether voluntary, involuntary, or by operation of law, and any such attempted disposition shall be void; provided, however, that when a Grantee dies, the personal representative or other person entitled under a Grant under the 1994 Plan to succeed to the rights of the Grantee ("Successor Grantee") may exercise the rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

  (b) Substitute Grants. The Committee may make a Grant to an employee of another corporation who becomes an Eligible Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a stock option, performance award, or restricted stock grant granted by such other corporation ("Substituted Stock Incentive"). The terms and conditions of the substitute Grant may vary from the terms and conditions required by the 1994 Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the exact provisions of the substitute Grants, preserving where possible the provisions of the Substituted Stock Incentives. The Committee shall also determine the number of shares of Lilly Stock to be taken into account under Section 4.

  (c) Subsidiaries. The term "subsidiary" means a corporation of which Eli Lilly and Company owns directly or indirectly 50% or more of the voting power.

  (d) Fractional Shares. Fractional shares shall not be issued or transferred under a Grant, but the Committee may pay cash in lieu of a fraction or round the fraction.

  (e) Compliance with Law. The 1994 Plan, the exercise of Grants, and the obligations of the Company to issue or transfer shares of Lilly Stock under Grants shall be subject to all applicable laws and regulations and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory law or government regulation. The Committee may also adopt rules regarding the withholding of taxes on payment to Grantees.

  (f) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder of the Company with respect to any shares of Lilly Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the Company's books.

  (g) No Right to Employment. The 1994 Plan and the Grants under it shall not confer upon any Grantee the right to continue in the employment of the Company or affect in any way the right of the Company to terminate the employment of a Grantee at any time, with or without notice or cause.

  (h) Foreign Jurisdictions. The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the 1994 Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign jurisdictions to Grantees who are subject to such laws.

  (i) Governing Law. The 1994 Plan and all Grants made under it shall be governed by and interpreted in accordance with the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable Indiana conflict-of-laws principles.

  (j) Effective Date of the 1994 Plan. The 1994 Plan shall become effective upon its approval by the Company's shareholders at the annual meeting to be held on April 18, 1994, or any adjournment of the meeting.

                                    *  *  *

                                    [LOGO]

                   PRINTED ON RECYCLED AND RECYCLABLE PAPER

PERFORMANCE GRAPH - Page 19

A line graph with dollars on the vertical axis and years 1988 through 1993 on the horizontal axis, that plots the cumulative total return as of December 31 of each of the years if $100 were invested on December 31, 1988, in each of (1) Eli Lilly and Company common stock, (2) the Standard & Poor's 500 Stock Index, (3) Standard & Poor's Health Care Drug Index, and (4) a Peer Group that consists of 10 pharmaceutical companies that are identified in a footnote to the Performance Graph. The cumulative total return for each of the four items and for each year is shown in a box below the Performance Graph.

                             ELI LILLY AND COMPANY


  The undersigned hereby appoints J. M. Cornelius, J. B. King, and R. L. Tobias, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the shares of Common Stock of ELI LILLY AND COMPANY held in the name of the undersigned at the close of business on February 21, 1994, at the Annual Meeting of Shareholders to be held on April 18, 1994, at 11:00 a.m. (eastern standard time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as follows:

P
R
O
X
Y


       The Board of Directors recommends a vote FOR the following items:
    (1) Election of Directors, all nominated as Directors to serve for the terms indicated in the Proxy Statement
           FOR all nominees                      WITHHOLD AUTHORITY to
           listed below (except                  vote for all nominees
           as marked to the                      listed below [_]
           contrary below)    [_]
           K. L. LAY, S. A. STITLE, S. TAUREL, A. O. WAY, R. D. WOOD
    INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

                  ___________________________________________
    (2) Approval of the 1994 Lilly Stock Plan
               [_] FOR [_] AGAINST [_] ABSTAIN
    (3) Ratification of the appointment by the Board of Directors of Ernst & Young as principal independent auditors for 1994
               [_] FOR [_] AGAINST [_] ABSTAIN

                                                       (Continued on other side)

 In their discretion, upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.

   IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, AND 3.

                                              Dated......... , 1994

                                              .....................

                                              .....................
                                              Sign exactly as name
                                              appears hereon. When
                                              signing in a
                                              representative
                                              capacity, please
                                              give full title.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        CONFIDENTIAL VOTING INSTRUCTIONS
                    TO NATIONAL CITY BANK, INDIANA, TRUSTEE

    The undersigned, as a participant in The Lilly Employee Savings Plan or in a savings plan of an affiliated company, hereby directs the Trustee to vote (in person or by proxy) the number of shares of Eli Lilly and Company Common Stock credited to the undersigned's account under those plans or a combination thereof at the Annual Meeting of Shareholders to be held on April 18, 1994, and at any adjournment thereof, as follows:

    THE BOARD OF DIRECTORS HAS RECOMMENDED TO THE SHAREHOLDERS A VOTE FOR THE FOLLOWING ITEMS:
    (1) Election of Directors, all nominated as Directors to serve for the terms indicated in the Proxy Statement
             FOR all nominees listed              WITHHOLD AUTHORITY to
             below (except as marked              vote for all nominees
             to the contrary                      listed below          [_]
             below)                [_]
             K.L. LAY, S.A. STITLE, S. TAUREL, A.O. WAY, R.D. WOOD

    INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.
                   ___________________________________________
    (2) Approval of the 1994 Lilly Stock Plan
               [_] FOR [_] AGAINST [_] ABSTAIN
    (3) Ratification of the appointment by the Board of Directors of Ernst & Young as principal independent auditors for 1994
               [_] FOR [_] AGAINST [_] ABSTAIN

                                                       (Continued on other side)

    In the Trustee's discretion, upon such other matters as may properly come before the meeting.

    PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. THE TRUSTEE MAY VOTE, AT ITS DISCRETION, ANY SHARES OF ELI LILLY AND COMPANY COMMON STOCK IN ANY OF THE PLANS FOR WHICH VOTING INSTRUCTIONS ARE NOT RECEIVED, EXCEPT THE TRUSTEE MAY ONLY VOTE THOSE SHARES FORMERLY HELD IN THE LILLY EMPLOYEE STOCK OWNERSHIP PLAN (PAYSOP) FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED.

                                               Dated.......... , 1994

                                               ......................
                                                    Signature of
                                                    Participant

                                               PLEASE SIGN, DATE,
                                               AND RETURN THIS CARD
                                               ON OR BEFORE APRIL 8,
                                               1994, IN THE ENCLOSED
                                               ENVELOPE WHICH
                                               REQUIRES NO POSTAGE.

      These confidential voting instructions will be seen only by authorized personnel of the Trustee.

                                     [LOGO]
                             ELI LILLY AND COMPANY
                             LILLY CORPORATE CENTER
                          INDIANAPOLIS, INDIANA 46285

                                               March 14, 1994

Dear Savings Plan Participant:

  It is my pleasure to provide you a meeting notice, proxy statement, and voting instruction card for the 1994 Annual Meeting of Shareholders of Eli Lilly and Company. The proxy statement describes the business we will consider at the meeting.

  As a participant in the savings plan, you may instruct the Trustee on how to vote the number of shares of Company stock credited to your account under the plan. As a member of the Lilly family, your participation in these matters is very important. I urge you to sign, date, and return the enclosed voting instruction card in the envelope provided in order to be certain the Trustee is aware of your views on the matters to be presented at the meeting.

                                          [SIGNATURE OF RANDALL L. TOBIAS
                                          APPEARS HERE]

                                          Randall L. Tobias
                                          Chairman of the Board and
                                          Chief Executive Officer

                                PARTICIPANTS IN

                        THE LILLY EMPLOYEE SAVINGS PLAN

                                      AND

                                PARTICIPANTS IN

                   THE SAVINGS PLANS FOR AFFILIATED COMPANIES

                               ----------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 18, 1994

  The Annual Meeting of Shareholders of Eli Lilly and Company will be held at the Indiana Convention Center, 100 South Capitol Avenue, Indianapolis, Indiana, on Monday, April 18, 1994, at 11:00 a.m. (eastern standard time), for the following purposes:

  1. To elect five directors of the Company, each for a three-year term;

  2. To consider and act upon a proposal recommended by the Board of Directors to approve the 1994 Lilly Stock Plan;

  3. To ratify the appointment by the Board of Directors of Ernst & Young as principal independent auditors for the year 1994; and

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Each participant in the above plans is permitted to instruct the Trustee on how to vote the number of shares of Company common stock credited to the participant's account under those plans. For that purpose, the enclosed voting instruction card is being furnished to each participant in lieu of the proxy referred to in the accompanying Proxy Statement.

                                          Eli Lilly and Company

March 14, 1994
Indianapolis, Indiana

                       CONFIDENTIAL VOTING INSTRUCTIONS
                 TO FIDELITY MANAGEMENT TRUST COMPANY, TRUSTEE

        The undersigned, as a participant in the Dow Elanco Employee Savings Plan, hereby directs the Trustee to vote (in person or by proxy) the number of shares of Eli Lilly and Company Common Stock credited to the undersigned's account under the plan at the Annual Meeting of Shareholders of Eli Lilly and Company to be held on April 18, 1994, and at any adjournment thereof, as follows.

The Board of Directors of Eli Lilly and Company has recommended to the shareholders a vote FOR the following items:

(1) Election of Directors, all nominated as Directors to serve for the terms indicated in the Proxy Statement

      FOR all nominees listed below (except [_]   WITHHOLD AUTHORITY   [_]
      as marked to the contrary below)            to vote for all nominees
                                                  listed below

            K.L. Lay, S.A. Stitle, S. Taurel, A.O. Way, R.D. Wood

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

          ----------------------------------------------------------

(2) Approval of the 1994 Lilly Stock Plan.

                    [_] FOR            [_] AGAINST          [_] ABSTAIN

(3) Ratification of the appointment by the Board of Directors of Ernst & Young as principal independent auditors for 1994.

                    [_] FOR            [_] AGAINST          [_] ABSTAIN

In the Trustee's discretion, upon such other matters as may properly come before the meeting.
PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. ANY SHARES OF ELI LILLY AND COMPANY COMMON STOCK IN THE PLAN FOR WHICH VOTING INSTRUCTIONS ARE NOT RECEIVED WILL BE VOTED PROPORTIONAL TO THE VOTING OF SHARES FOR WHICH VOTING INSTRUCTIONS ARE RECEIVED.

                              These confidential voting instructions
                              will be seen only by authorized personnel of the Trustee.




                              Dated ___________________________, 1994


                              _______________________________________
                                      Signature of Participant

                              PLEASE SIGN, DATE, AND RETURN THIS CARD ON OR BEFORE APRIL 8, 1994, IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE.